Exhibit 99.1

FOR IMMEDIATE RELEASE
(Unaudited. All amounts in Canadian dollars and presented in accordance with U.S. GAAP.)

Tim Hortons Inc. announces 2014 second quarter results:

Significant top-line momentum in both Canada and the U.S.
and strong operating performance contributes to 13.6% EPS increase

Financial & Sales Highlights

Performance	Q2 2014	Q2 2013	% Change	YTD 2014
Total revenues	$874.3	$800.1	9.3%	$1,640.7
Operating income	$192.4	$176.6	8.9%	$337.7
Effective tax rate	28.3%	26.1%		28.5%
Net income attributable to THI	$123.8	$123.7	0.0%	$214.7
Diluted earnings per share attributable to THI (“EPS”)	$0.92	$0.81	13.6%	$1.57
Fully diluted shares (weighted average)	134.4	152.6	(12.0)%	136.5

(All numbers in millions, except EPS and effective tax rate. All numbers rounded.)

Same-Store Sales(1)	Q2 2014	Q2 2013	YTD 2014
Canada	2.6%	1.5%	2.1%
U.S.	5.9%	1.4%	3.9%

(1)	Includes average same-store sales at franchised and Company-operated locations open for 13 months or more. Substantially all of our restaurants are franchised.

Highlights

•	Acceleration in same-store sales growth contributed to strong operating performance

•	Successful product innovation and launches, including the Crispy Chicken Sandwich in Canada and Frozen Hot Chocolate in the U.S., resulted in strong sales growth

•	Significant advancements made in mobile technology introduced in the quarter, including new mobile payment capabilities

•	Company expects 2014 EPS and U.S. same-store sales growth to be at the high end or slightly above target ranges

OAKVILLE, ONTARIO, (August 6, 2014): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced results for the second quarter ended June 29, 2014.

"Guests have been responding favourably to our menu and technology innovation, resulting in good momentum in our business. Our second quarter results reflect strong organizational alignment and execution of our Winning in the New Era strategic plan," said Marc Caira, president and CEO.

Consolidated Results

All percentage increases and decreases represent year-over-year changes for the second quarter of 2014 compared to the second quarter of 2013, unless otherwise noted.

Systemwide sales(2) increased 6.5% on a constant currency basis. This growth resulted from new restaurant development in Canada and the U.S., and from same-store sales growth of 2.6% in Canada and 5.9% in the U.S.

Total revenues grew 9.3% to $874.3 million compared to $800.1 million last year. Systemwide sales growth was the primary driver of both a 9.2% increase in distribution sales and a 7.5% increase in rents and royalties revenue. Franchise fee revenues were significantly higher due to increased levels of restaurant renovations and development in Canada, which also resulted in a significant increase in associated franchise fee costs.

Cost of sales increased by 7.8%, due primarily to growth in distribution cost of sales. Operating expenses increased by 9.6%, due to higher rent and depreciation costs related to new restaurant openings and increased depreciation related to renovations. G&A expenses grew by 5.8% due to increased salaries and benefits resulting primarily from fewer vacancies in the organization this year, and higher professional fees related to initiatives to support the execution of our strategic plan. The comparable quarter of 2013 included $0.6 million of corporate reorganization expenses which did not recur this quarter.

Operating income increased 8.9% to $192.4 million, compared to $176.6 million a year earlier.

Net income attributable to Tim Hortons Inc. was flat at $123.8 million, as growth in operating income was offset by the effects of our recent recapitalization, which resulted in increased interest expense and a higher effective tax rate. The effective tax rate in the second quarter of 2013 was also favourably impacted by a change in reserve balances.

EPS of $0.92 grew by 13.6% due to our strong operating performance, as well as the recent recapitalization and resulting expanded share repurchase program, which led to a decrease of 18.3 million shares outstanding, on average, compared to the second quarter of 2013.

Given our strong sales progression and momentum going into the second half of the year, we expect our EPS for fiscal 2014 to be at the high end, or slightly above, our targeted range of $3.17 to $3.27.

Segmented Performance Commentary

Same-store sales growth rates strengthened considerably in comparison to recent quarters including the second quarter of 2013.

Canada

Canadian same-store sales growth of 2.6% was driven by gains in average cheque resulting from favourable product mix and pricing, partially offset by a decline in same-store transactions. Systemwide transactions grew as a result of new restaurants added to our system. Average cheque benefited from increased sales in the lunch daypart, led by the recent successful introduction of our Crispy Chicken Sandwich, as well as increased sales in the breakfast daypart, driven by new product introductions such as the Turkey Sausage Hot Breakfast Sandwich and our enhanced Hash Brown.

Operating income in the Canadian segment grew 8.1% to $188.9 million. Systemwide sales growth of 5.8% resulted in increased rents and royalties income and a higher allocation of supply chain income. The Canadian segment also benefited from increased franchise fee income. We opened 29 restaurants in Canada in the second quarter.

United States

U.S. same-store sales grew considerably year-over-year, up 5.9% in the quarter, driven by gains in average cheque resulting from favourable product mix and pricing. Cold beverage sales made a positive contribution due to successful new product introductions such as Frozen Hot Chocolate and ongoing innovation around our Iced Capp platform. Continued growth in the breakfast daypart also contributed to same-store sales growth.

On the basis of our significant sales progression year-to-date, we expect that same-store sales growth in the U.S. for 2014 will be at the high end, or slightly above, our targeted range of 2% to 4%.

Operating income in the U.S. segment was $9.3 million, an increase of $6.7 million compared to the second quarter of 2013. Systemwide sales growth of 12.3% resulted in growth in rents and royalties income and a higher allocation of supply chain income. U.S. operating income also benefited from the favourable timing of certain expenses. Our operating momentum in the U.S. has resulted in increasing operating income and continued cash flow contributions from that segment over the first half of 2014.

We opened one restaurant in the U.S. in the second quarter. Subsequent to the quarter, we signed a development agreement with a new partner to add 25 Tim Hortons locations in Richmond County, New York, and Middlesex County, New Jersey over the next 10 years. We have now completed six development agreements in the U.S. representing approximately 135 new restaurants over 10 years.

Corporate services

The Corporate services segment had an operating loss of $8.0 million, compared to a loss of $1.4 million in the second quarter of 2013. The increased loss was driven by increased corporate costs, and unfavourable product margins in our supply chain recognized in the second quarter of 2014 compared to favourable product margins recognized a year earlier. We expect product margin variability to generally reverse within the fiscal year.

Our international partner, Apparel FZCO, opened six restaurants in the Gulf Cooperation Council in the quarter.

Significant Developments & Initiatives

Board declares dividend payment of $0.32 per common share

The Board of Directors has declared a quarterly dividend of $0.32 per common share, payable on September 3, 2014, to shareholders of record as of the close of business on August 18, 2014. Dividends declared will be paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. shareholders, dividends paid will be converted to U.S. dollars based on prevailing exchange rates at the time of conversion by Tim Hortons for registered shareholders and by CDS Clearing and Depository Services Inc. for beneficial shareholders.

Tim Hortons conference call today at 2:30 p.m. (EDT) Wednesday, August 6, 2014

Tim Hortons will host a conference call today to discuss second quarter results, scheduled to begin at 2:30 p.m. (EDT). The dial-in number is (416) 915-3239 or (800) 319-4610. No access code is required. A simultaneous web cast of the call, including presentation material, will be available at www.timhortons-invest.com. A replay of the call will be available until August 13, 2014 and can be accessed at (800) 319-6413. The call replay reservation number is 1447#. The call and presentation material will also be archived for one year in the Events and Presentations section of our website.

Safe Harbor Statement

Certain information in this news release, particularly information regarding future performance, finances, and plans, expectations and objectives of management, and other information, constitutes forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We refer to all of these as forward-looking statements. Various factors including competition in the quick service segment of the food service industry, general economic conditions and others described as "risk factors" in the Company's 2013 Annual Report on Form 10-K filed on February 25, 2014, and our Quarterly Report on Form 10-Q expected to be filed on August 6, 2014 with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, could affect the Company's actual results and cause such results to differ materially from those expressed in, or implied by, forward-looking statements. As such, readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as to management's expectations as of the date hereof.

Forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: (i) prospects and execution risks concerning our growth strategy; (ii) the absence of an adverse event or condition that damages our strong brand position and reputation; (iii) the absence of a material increase in competition or in volume or type of competitive activity within the quick service restaurant segment of the food service industry; (iv) cost and availability of commodities; (v) the absence of an adverse event or condition that disrupts our distribution operations or impacts our supply chain; (vi) continuing positive working relationships with the majority of the Company’s restaurant owners; (vii) the absence of any material adverse effects arising as a result of litigation; (viii) there being no significant change in the Company’s ability to comply with current or future regulatory requirements; (ix) the ability to retain our senior management team or the inability to attract and retain new qualified personnel; (x) the Company’s ability to maintain investment grade credit ratings; (xi) the Company’s ability to obtain financing on favorable terms; and (xii) general worldwide economic conditions.

We are presenting this information for the purpose of informing you of management's current expectations regarding these matters, and this information may not be appropriate for any other purpose. We assume no obligation to update or alter any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law. Please review the Company's Safe Harbor Statement at www.timhortons.com/ca/en/corporate/safe-harbor.php.

(2) Total systemwide sales growth includes restaurant level sales at both Company-operated and franchised restaurants. Approximately 99.6% of our systemwide restaurants were franchised as at June 29, 2014. Systemwide sales growth is determined using a constant exchange rate where noted, to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base year for the period covered. For the second quarter of 2014, systemwide sales on a constant currency basis increased 6.5% compared to the second quarter of 2013. Systemwide sales growth in Canadian dollars, including the effects of foreign currency translation, was 7.2% in the second quarter of 2014. Systemwide sales are important to understanding our business performance as they impact our franchise royalties and rental income, as well as our distribution income. Changes in systemwide sales are driven by changes in average same-store sales and changes in the number of systemwide restaurants, and are ultimately driven by consumer demand.

We believe systemwide sales and same-store sales growth provide meaningful information to investors regarding the size of our system, the overall health and financial performance of the system, and the strength of our brand and restaurant owner base, which ultimately impacts our consolidated and segmented financial performance. Franchised restaurant sales are not generally included in our Condensed Consolidated Financial Statements (except for certain non-owned restaurants consolidated in accordance with applicable accounting rules). The amount of systemwide sales impacts our rental and royalties revenues, as well as distribution revenues.

Tim Hortons Inc. Overview

Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, hot and cold specialty drinks (including lattes, cappuccinos and espresso shots), specialty teas and fruit smoothies, fresh baked goods, grilled Panini and classic sandwiches, wraps, soups, prepared foods and other food products. As of June 29, 2014, Tim Hortons had 4,546 systemwide restaurants, including 3,630 in Canada, 866 in the United States and 50 in the Gulf Cooperation Council. More information about the Company is available at www.timhortons.com.

For Further information:
Investors: Scott Bonikowsky, (905) 339-6186 or bonikowsky_scott@timhortons.com
Media: Olga Petrycki, (905) 339-5960 or petrycki_olga@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands of Canadian dollars, except share and per share data)
(Unaudited)

	Second quarter ended
	June 29, 2014	June 30, 2013	$ Change	% Change
Revenues
Sales	$613,829	$568,562	$45,267	8.0%
Franchise revenues
Rents and royalties	224,953	209,289	15,664	7.5%
Franchise fees	35,565	22,288	13,277	59.6%
	260,518	231,577	28,941	12.5%
Total revenues	874,347	800,139	74,208	9.3%
Costs and expenses
Cost of sales	527,132	489,092	38,040	7.8%
Operating expenses	84,411	76,986	7,425	9.6%
Franchise fee costs	34,906	23,326	11,580	49.6%
General and administrative expenses	40,241	38,038	2,203	5.8%
Equity (income)	(3,975)	(3,916)	(59)	1.5%
Corporate reorganization expenses	—	604	(604)	n/m
Other (income) expense, net	(735)	(570)	(165)	28.9%
Total costs and expenses, net	681,980	623,560	58,420	9.4%
Operating income	192,367	176,579	15,788	8.9%
Interest (expense)	(18,648)	(8,922)	(9,726)	n/m
Interest income	1,138	791	347	43.9%
Income before income taxes	174,857	168,448	6,409	3.8%
Income taxes	49,425	43,886	5,539	12.6%
Net income	125,432	124,562	870	0.7%
Net income attributable to noncontrolling interests	1,682	826	856	n/m
Net income attributable to Tim Hortons Inc.	$123,750	$123,736	$14	0.0%
Basic earnings per common share attributable to Tim Hortons Inc.	$0.92	$0.81	$0.11	13.6%
Diluted earnings per common share attributable to Tim Hortons Inc.	$0.92	$0.81	$0.11	13.6%
Weighted average number of common shares outstanding (in thousands) – Basic	133,899	152,083	(18,184)	(12.0)%
Weighted average number of common shares outstanding (in thousands) – Diluted	134,367	152,637	(18,270)	(12.0)%
Dividends per common share	$0.32	$0.26	$0.06

TIM HORTONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands of Canadian dollars, except share and per share data)
(Unaudited)

	Year-to-date period ended
	June 29, 2014	June 30, 2013	$ Change	% Change
Revenues
Sales	$1,154,859	$1,092,449	$62,410	5.7%
Franchise revenues
Rents and royalties	424,462	396,743	27,719	7.0%
Franchise fees	61,428	42,484	18,944	44.6%
	485,890	439,227	46,663	10.6%
Total revenues	1,640,749	1,531,676	109,073	7.1%
Costs and expenses
Cost of sales	1,000,715	950,446	50,269	5.3%
Operating expenses	165,669	152,719	12,950	8.5%
Franchise fee costs	62,589	45,878	16,711	36.4%
General and administrative expenses	79,460	76,706	2,754	3.6%
Equity (income)	(7,321)	(7,265)	(56)	0.8%
Corporate reorganization expenses	—	10,079	(10,079)	n/m
Other (income) expense, net	1,983	(1,383)	3,366	n/m
Total costs and expenses, net	1,303,095	1,227,180	75,915	6.2%
Operating income	337,654	304,496	33,158	10.9%
Interest (expense)	(35,324)	(17,585)	(17,739)	n/m
Interest income	2,115	1,719	396	23.0%
Income before income taxes	304,445	288,630	15,815	5.5%
Income taxes	86,658	77,145	9,513	12.3%
Net income	217,787	211,485	6,302	3.0%
Net income attributable to noncontrolling interests	3,128	1,578	1,550	n/m
Net income attributable to Tim Hortons Inc.	$214,659	$209,907	$4,752	2.3%
Basic earnings per common share attributable to Tim Hortons Inc.	$1.58	$1.38	$0.20	14.7%
Diluted earnings per common share attributable to Tim Hortons Inc.	$1.57	$1.37	$0.20	14.7%
Weighted average number of common shares outstanding (in thousands) – Basic	136,007	152,597	(16,590)	(10.9)%
Weighted average number of common shares outstanding (in thousands) – Diluted	136,477	153,133	(16,656)	(10.9)%
Dividends per common share	$0.64	$0.52	$0.12

TIM HORTONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands of Canadian dollars, except share and per share data)
(Unaudited)

	As at
	June 29, 2014	December 29, 2013
Assets
Current assets
Cash and cash equivalents	$25,087	$50,414
Restricted cash and cash equivalents	85,926	155,006
Accounts receivable, net	220,157	210,664
Notes receivable, net	7,619	4,631
Deferred income taxes	9,985	10,165
Inventories and other, net	117,776	104,326
Advertising fund restricted assets	39,078	39,783
Total current assets	505,628	574,989
Property and equipment, net	1,681,010	1,685,043
Notes receivable, net	598	4,483
Deferred income taxes	11,693	11,018
Equity investments	40,372	40,738
Other assets	117,452	117,552
Total assets	$2,356,753	$2,433,823
Liabilities and equity
Current liabilities
Accounts payable	$171,118	$204,514
Tim Card obligation	128,517	184,443
Accrued liabilities	65,835	89,565
Advertising fund liabilities	38,782	59,912
Short-term borrowings	15,000	30,000
Current portion of long-term obligations	18,336	17,782
Total current liabilities	437,588	586,216
Long-term obligations
Long-term debt	1,293,035	843,020
Capital leases	125,048	121,049
Deferred income taxes	8,123	9,929
Other long-term liabilities	108,557	112,090
Total long-term obligations	1,534,763	1,086,088
Commitments and contingencies
Equity
Equity of Tim Hortons Inc.
Common shares ($2.84 stated value per share), Authorized: unlimited shares. Issued: 133,126,058 and 141,329,010 shares, respectively	377,442	400,738
Common shares held in Trust, at cost: 329,089 and 293,816 shares, respectively	(15,422)	(12,924)
Contributed surplus	11,914	11,033
Retained earnings	131,926	474,409
Accumulated other comprehensive loss	(123,066)	(112,102)
Total equity of Tim Hortons Inc.	382,794	761,154
Noncontrolling interests	1,608	365
Total equity	384,402	761,519
Total liabilities and equity	$2,356,753	$2,433,823

TIM HORTONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands of Canadian dollars)
(Unaudited)

	Year-to-date period ended
	June 29, 2014	June 30, 2013
Cash flows provided from (used in) operating activities
Net income	$217,787	$211,485
Adjustments to reconcile net income to net cash provided from operating activities
Depreciation and amortization	79,774	72,368
Stock-based compensation expense	886	12,535
Deferred income taxes	2,149	(2,539)
Changes in operating assets and liabilities
Restricted cash and cash equivalents	69,141	46,356
Accounts receivable	(16,667)	(8,254)
Inventories and other	(13,593)	(5,218)
Accounts payable and accrued liabilities	(81,678)	(75,262)
Taxes	(9,230)	4,144
Settlement of interest rate forwards	(4,851)	—
Deposit with tax authorities	(1,721)	—
Other	(14,274)	2,714
Net cash provided from operating activities	227,723	258,329
Cash flows (used in) provided from investing activities
Capital expenditures	(94,442)	(88,272)
Capital expenditures – Advertising fund	(4,438)	(5,224)
Other investing activities	3,038	6,125
Net cash (used in) investing activities	(95,842)	(87,371)
Cash flows (used in) provided from financing activities
Repurchase of common shares	(493,476)	(113,803)
Dividend payments to common shareholders	(86,910)	(79,348)
Net proceeds from issue of debt	448,299	—
Short-term (repayments) borrowings, net	(15,000)	—
Principal payments on long-term debt obligations	(8,280)	(8,543)
Other financing activities	(1,980)	(5,001)
Net cash (used in) financing activities	(157,347)	(206,695)
Effect of exchange rate changes on cash	139	2,201
(Decrease) in cash and cash equivalents	(25,327)	(33,536)
Cash and cash equivalents at beginning of period	50,414	120,139
Cash and cash equivalents at end of period	$25,087	$86,603
Supplemental disclosures of cash flow information:
Interest paid	$30,712	$17,131
Income taxes paid	$102,946	$77,540
Non-cash investing and financing activities:
Capital lease obligations incurred	$14,173	$19,219

TIM HORTONS INC. AND SUBSIDIARIES
SEGMENT REPORTING
(in thousands of Canadian dollars)
(Unaudited)

	Second quarter ended		Year-to-date period ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Revenues(1)
Canada	$721,599	$657,682	$1,344,784	$1,251,355
U.S.	51,878	41,220	103,053	85,668
Corporate services	3,636	5,204	9,305	9,329
Total reportable segments	777,113	704,106	1,457,142	1,346,352
VIEs(2)	97,234	96,033	183,607	185,324
Total	$874,347	$800,139	$1,640,749	$1,531,676
Operating Income (Loss)
Canada	$188,866	$174,760	$342,332	$320,581
U.S.	9,254	2,587	13,611	3,497
Corporate services	(8,041)	(1,424)	(22,575)	(12,089)
Total reportable segments	190,079	175,923	333,368	311,989
VIEs(2)	2,288	1,260	4,286	2,586
Corporate reorganization expenses	—	(604)	—	(10,079)
Consolidated Operating Income	192,367	176,579	337,654	304,496
Interest, net	(17,510)	(8,131)	(33,209)	(15,866)
Income before income taxes	$174,857	$168,448	$304,445	$288,630
________________

(1)	There are no inter-segment revenues included in the above table.

(2)	Variable interest entities.
Consolidated Sales comprise the following:

	Second quarter ended		Year-to-date period ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Sales
Distribution sales	$511,762	$468,597	$964,115	$899,748
Company-operated restaurant sales	7,739	6,501	13,035	12,477
Sales from VIEs	94,328	93,464	177,709	180,224
Total Sales	$613,829	$568,562	$1,154,859	$1,092,449